Exhibit 10.5

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) between PAUL A. ROSENBAUM (“Rosenbaum”) and RENTRAK CORPORATION, an Oregon corporation (the “Corporation”), initially entered into as of October 1, 2001, is being amended and restated as set forth herein effective June 15, 2009.

1. SERVICES

1.1 Employment Position. Corporation agrees to employ Rosenbaum as Chairman of the Board of Corporation, and Rosenbaum accepts such employment, under the terms and conditions of this Agreement. Rosenbaum also agrees to serve, if elected, without separate compensation, as a director of Corporation and an officer and/or director of any subsidiary or affiliate of Corporation.

1.2 Term. The term of this Agreement (the “Term”) will commence on June 16, 2009 and expire on September 30, 2011.

1.3 Duties. Beginning June 16, 2009, Rosenbaum will cease serving as Chief Executive Officer and will serve in a non-executive capacity as the Chairman of the Board of Corporation. Rosenbaum, in his capacity as Chairman of the Board, will remain an employee of Corporation and will perform such duties and exercise such powers commonly incident to such office, including such duties and powers as may be assigned to or vested in Rosenbaum by the Corporation’s Board of Directors (the “Board”). Rosenbaum’s change in status under this Section 1.3 shall not give rise to a termination for “Good Reason” under Section 5.4. Rosenbaum will do such traveling as may be required in the performance of his duties under this Agreement.

1.4 Outside Activities. During his service as Chairman of the Board, Rosenbaum will devote a minimum of 50 percent of his business time and attention to the business and affairs of Corporation. At all times, Rosenbaum will perform his services faithfully, competently, and to the best of his abilities.

1.5 Application of Corporate Policies. Rosenbaum will, except as otherwise provided in this Agreement, be subject to Corporation’s rules, practices, and policies applicable generally to Corporation’s directors and employees, as such rules, practices, and policies may be revised from time to time by the Board.

2. COMPENSATION AND EXPENSES

2.1 Base Salary. As compensation for services under this Agreement, Corporation will pay to Rosenbaum a base salary of $489,000 per year through September 30, 2010, and $325,000 per year from October 1, 2010, through the end of the Term, each payable in a manner consistent with Corporation’s payroll practices for management employees, as such practices may be revised from time to time.

2.2 Additional Employee Benefits.

2.2.1 During Term. At all times during the Term, Rosenbaum will be entitled to all employee benefits approved by the Board, or available to officers and other management employees generally, including any life and medical insurance plans, 401(k) and other similar plans, and health and welfare plans, each whether now existing or hereafter approved by the Board (“Benefit Plans”). The foregoing will not be construed to require Corporation to establish any such plans or to prevent Corporation from modifying or terminating any such Benefit Plans. Through December 31, 2009, Corporation will also lease an automobile (in an amount up to $900 per month) at its expense for Rosenbaum’s use in the performance of his duties and will pay such expenses in connection with the automobile as are customarily paid for senior management of corporations substantially similar to Corporation; provided, however, any portion of the automobile related expenses and lease payments made by Corporation attributable to Rosenbaum’s

EMPLOYMENT AGREEMENT	-1-

personal use of the automobile will be reflected in Rosenbaum’s reported compensation for income tax purposes in accordance with Corporation’s regular payroll practices.

2.2.2 Upon Expiration of Term. Corporation will continue to provide Rosenbaum with all medical, dental, group life, long-term care and long-term disability insurance benefits to which Rosenbaum was entitled prior to the expiration of the Term until September 30, 2013; provided that such continued participation is possible under the general terms and provisions of such benefit plans or insurance policies. In the event Rosenbaum’s continued participation in any such benefit plan or insurance policy is barred by the provisions of the plan or policy, Corporation will arrange to provide Rosenbaum with benefits substantially similar to those which Rosenbaum was entitled to receive under the plan or policy; provided, however, that any payments or reimbursements from Corporation that are not exempt from taxation under Sections 105 or 106 of the Internal Revenue Code must be made by Corporation no later than March 15, 2012.

2.3 Expenses. Subject to review and approval by the chairman of Corporation’s audit committee, Corporation will reimburse Rosenbaum for reasonable expenses, including travel expenses for himself (and his spouse whenever she accompanies him on a trip which involves Corporation’s business), actually incurred by Rosenbaum in connection with the business of Corporation. Rosenbaum will submit to Corporation such substantiation for such expenses as may be reasonably required by Corporation.

3. CONFIDENTIAL INFORMATION

3.1 Definition. “Confidential Information” is all nonpublic information relating to Corporation or its business that is disclosed to Rosenbaum, that Rosenbaum produces, or that Rosenbaum otherwise obtains during employment. Confidential Information also includes information received from third parties that Corporation has agreed to treat as confidential. Examples of Confidential Information include, without limitation, marketing plans, customer lists or other customer information, product design and manufacturing information, and financial information. Confidential Information does not include any information that (i) is within the public domain other than as a result of disclosure by Rosenbaum in violation of this Agreement, (ii) was, on or before the date of disclosure to Rosenbaum, already known by Rosenbaum, or (iii) Rosenbaum is required to disclose in any governmental, administrative, judicial, or quasi-judicial proceeding, but only to the extent that Rosenbaum is so required to disclose and provided that Rosenbaum takes reasonable steps to request confidential treatment of such information in such proceeding.

3.2 Access to Information. Rosenbaum acknowledges that in the course of his employment he has had and will have access to Confidential Information, that such information is a valuable asset of Corporation, and that its disclosure or unauthorized use will cause Corporation substantial harm.

3.3 Ownership. Rosenbaum acknowledges that all Confidential Information will continue to be the exclusive property of Corporation (or the third party that disclosed it to Corporation), whether or not prepared in whole or in part by Rosenbaum and whether or not disclosed to Rosenbaum or entrusted to his custody in connection with his employment by Corporation.

3.4 Nondisclosure and Nonuse. Unless authorized or instructed in advance in writing by Corporation, or required by law (as determined by licensed legal counsel), Rosenbaum will not, except as required in the course of Corporation’s business, during or after his employment, disclose to others or use any Confidential Information, unless and until, and then only to the extent that, such items become available to the public through no fault of Rosenbaum.

3.5 Return of Confidential Information. Upon request by Corporation during or after his employment, and without request upon termination of employment pursuant to this Agreement, Rosenbaum will deliver immediately to Corporation all written, stored, saved, or otherwise tangible materials containing Confidential Information without retaining any excerpts or copies.

3.6 Duration. The obligations set forth in this Section 3 will continue beyond the term of employment of Rosenbaum by Corporation and for so long as Rosenbaum possesses Confidential Information.

EMPLOYMENT AGREEMENT	-2-

4. NONCOMPETITION

4.1 Covenant. For a period ending on the last day of the applicable Noncompete Period described in Section 5.7, Rosenbaum will not, within any geographical area where Corporation engages in business:

(a) Directly or indirectly, alone or with any individual, partnership, corporation, or other entity, become associated with, render services to, invest in, represent, advise, or otherwise participate in any business, activity, or enterprise which is carrying on any business competitive with the business conducted by Corporation as of the date Rosenbaum’s employment with Corporation is terminated; provided, however, that nothing contained in this Section 4.1 will prevent Rosenbaum from owning less than 5 percent of any class of equity or debt securities listed on a national securities exchange or market, provided such involvement is solely as a passive investor;

(b) Solicit any business in competition with the business of Corporation from any individual, firm, partnership, corporation, or other entity that is a customer of Corporation during the 12 months immediately preceding the date Rosenbaum’s employment with Corporation is terminated;

(c) Employ or otherwise engage, or offer to employ for Rosenbaum or any other person, entity, or corporation, the services or employment of any person who has been an employee, sales representative, or agent of Corporation during the 12 months preceding the date Rosenbaum’s employment with Corporation is terminated.

For purposes of this Section 4, “Corporation” means Corporation and its subsidiaries (whether now existing or subsequently created) and their successors and assigns.

4.2 Severability; Reform of Covenant. If, in any judicial proceeding, a court refuses to enforce this covenant not to compete because it covers too extensive a geographic area or is too long in its duration, the parties intend that it be reformed and enforced to the maximum extent permitted under applicable law.

5. TERMINATION

Rosenbaum’s employment under this Agreement will terminate prior to the end of the Term as follows:

5.1 Death. Rosenbaum’s employment will terminate automatically upon the date of Rosenbaum’s death.

5.2 Disability. Company may, at its option, terminate Rosenbaum’s employment under this Agreement upon written notice to Rosenbaum if Rosenbaum, because of physical or mental incapacity or disability, fails to perform the essential functions of his position, with reasonable accommodation, required of him under this Agreement for a continuous period of 120 days or any 180 days within any 12-month period.

5.3 Termination by Corporation for Cause. Corporation may terminate Rosenbaum’s employment under this Agreement for Cause at any time. For purposes of this Agreement, “Cause” means: (a) a material breach of this Agreement by Rosenbaum; (b) Rosenbaum’s refusal, failure, or inability to comply with the general policies or standards of Corporation or to perform any job duties of Rosenbaum; (c) any act of fraud by Rosenbaum, (d) any act of dishonesty by Rosenbaum involving Corporation or its business; (e) Rosenbaum’s conviction of or a plea of nolo contendere to a felony; or (f) the commission of any act in direct or indirect competition with or materially detrimental to the best interests of Corporation that is in breach of Rosenbaum’s fiduciary duties to Corporation; provided that Cause will not include any actions or circumstances constituting Cause under (a) or (b) above if Rosenbaum cures such actions or circumstances within 30 days of receipt of written notice from Corporation setting forth the actions or circumstances constituting Cause.

5.4 Termination by Rosenbaum for Good Reason. Rosenbaum may terminate his employment with Corporation under this Agreement for “Good Reason” if Corporation has not cured the actions or circumstances

EMPLOYMENT AGREEMENT	-3-

which are the basis for such termination within 30 days following receipt by the Board of written notice from Rosenbaum setting forth the actions or circumstances constituting Good Reason, which notice must be delivered to the Board within 90 days of the initial existence of such actions or circumstances. For purposes of this Agreement, except as expressly provided to the contrary elsewhere in this Agreement, “Good Reason” means:

(a) Failure of Corporation to comply with the material terms of this Agreement; or

(b) The occurrence (without Rosenbaum’s express written consent) of any of the following acts by Corporation or failures by Corporation to act:

(i) A substantial adverse alteration in the nature or status of Rosenbaum’s title, position, duties, or reporting responsibilities as an executive of Corporation;

(ii) A material reduction in Rosenbaum’s base salary specified in Section 2.1 above; or

(iii) The failure by Corporation to continue to provide Rosenbaum with benefits and participation in Benefit Plans as provided in Section 2.2.

5.5 Termination by Corporation Without Cause. Corporation may terminate Rosenbaum’s employment with Corporation without Cause for any reason or for no reason at any time by written notice to Rosenbaum.

5.6 Termination by Rosenbaum Without Good Reason. Rosenbaum may terminate Rosenbaum’s employment with Corporation for any reason other than Good Reason or for no reason at any time by written notice to the Secretary of the Corporation.

5.7 Applicable Noncompete Periods upon Termination. The duration of Rosenbaum’s obligations under Section 4 (the “Noncompete Period”) will be as follows:

5.7.1 In the event Rosenbaum terminates his employment with Corporation for Good Reason under Section 5.4 or Corporation terminates Rosenbaum’s employment with Corporation without Cause under Section 5.5, the Noncompete Period will continue so long as Rosenbaum is entitled to receive Monthly Severance Payments under Section 6.3.1 (without giving effect to any prepayment pursuant to the Outside Payment Date provision of such Section or pursuant to Section 6.5). Rosenbaum’s obligations under this Agreement will terminate immediately if Corporation fails to make a Monthly Severance Payment within 15 days after it is due.

5.7.2 Subject to extension by Corporation as provided below, in the event Rosenbaum terminates his employment with Corporation other than for Good Reason under Section 5.6, the Noncompete Period will be one year from the date of termination. Corporation may in its sole discretion extend the Noncompete Period for a period not to extend beyond 24 months from the date the Noncompete Period would otherwise expire by agreeing to make Monthly Severance Payments to Rosenbaum during the extended Noncompete Period. To extend the Noncompete Period, Corporation must give Rosenbaum written notice (an “Extension Notice”) no later than 60 days following the date of termination, stating the elected duration of the extended Noncompete Period. The Extension Notice will constitute a binding commitment by Corporation to make Monthly Severance Payments for the full duration of the extended Noncompete Period and no further extension of the Noncompete Period will be permitted. Rosenbaum’s obligations under this Agreement will terminate immediately if Corporation fails to make a Monthly Severance Payment within 15 days after it is due.

5.7.3 In the event Corporation terminates Rosenbaum’s employment with Corporation due to the expiration of the Term or for Cause, there will be no Noncompete Period.

EMPLOYMENT AGREEMENT	-4-

6. COMPENSATION UPON TERMINATION

6.1 Death. Upon the death of Rosenbaum during the Term, this Agreement will automatically terminate and all rights of Rosenbaum and his heirs, executors and administrators to compensation and other benefits under this Agreement will cease, except that Rosenbaum’s heirs, executors and administrators, as the case may be, will be entitled to:

(a) Accrued base salary through Rosenbaum’s date of death;

(b) Other benefits under Benefit Plans to which Rosenbaum was entitled on Rosenbaum’s date of death in accordance with the terms of such Benefit Plans; and

(c) A lump sum payment in the amount of $500,000 less any amounts payable under any life insurance policies purchased by Corporation for the benefit of Rosenbaum’s dependents.

6.2 Disability. Upon termination of Rosenbaum’s employment by Corporation pursuant to Section 5.2, all obligations of Corporation under this Agreement will cease, except that Rosenbaum will be entitled to:

(a) Accrued base salary through the date of Rosenbaum’s termination of employment; and

(b) Other benefits under Benefit Plans to which Rosenbaum was entitled upon such termination of employment in accordance with the terms of such Benefit Plans.

6.3 Severance Upon Certain Terminations.

6.3.1 Termination Without Cause or by Rosenbaum for Good Reason. In the event that prior to the expiration of the Term, Rosenbaum terminates his employment with Corporation for Good Reason under Section 5.4 or Corporation terminates Rosenbaum’s employment with Corporation without Cause under Section 5.5, Rosenbaum will be entitled to receive severance equal to the number of full or partial months remaining in the Term multiplied by Rosenbaum’s monthly base salary in effect as of the date of termination, payable in equal monthly installments (each installment, a “Monthly Severance Payment”); provided that if such termination occurs on or before September 30, 2010, the amount of such Monthly Severance Payments will decrease to $27,083 on October 1, 2010. Monthly Severance Payments will be payable in a manner consistent with Corporation’s payroll practices for management employees; provided, however, that if the period over which Monthly Severance Payments would otherwise be payable would extend beyond the Outside Payment Date, the unpaid portion of the aggregate amount of Monthly Severance Payments (plus the unpaid portion of any amounts being paid to or reimbursed to Rosenbaum for medical and dental benefits pursuant to the following two sentences) as of the Outside Payment Date will be paid to Rosenbaum in a lump sum not later than the Outside Payment Date. Corporation will also continue to provide to Rosenbaum all medical, dental, group life, long-term care and long-term disability insurance benefits to which Rosenbaum was entitled as of the date of termination through September 30, 2013; provided that such continued participation or coverage is possible under the general terms and provisions of such benefit plans or insurance policies. In the event Rosenbaum’s continued participation in any such benefit plan or coverage by any such insurance policy is barred by the provisions of the plan or policy, Corporation will arrange to provide Rosenbaum with benefits substantially similar to those which Rosenbaum was entitled to receive under the plan or policy. Corporation’s obligation to make Monthly Severance Payments and provide the insurance benefits described above to Rosenbaum will terminate if Rosenbaum either individually or as a director, officer, partner, employee, agent, representative, or consultant with any business, directly or indirectly (a) solicits, diverts, or accepts orders for products or services that are substantially competitive with the products or services sold by Corporation from any customer of Corporation; (b) engages or prepares to engage in any business that competes with Corporation; or (c) induces or attempts to induce any person who is an employee of Corporation to leave the employ of Corporation. For purposes of this Agreement, “Outside Payment Date” means the 15th day

EMPLOYMENT AGREEMENT	-5-

of the third calendar month of the calendar year immediately following the date of termination of Rosenbaum.

6.3.2 Termination For Cause or by Rosenbaum Without Good Reason. In the event Corporation terminates Rosenbaum’s employment with Corporation for Cause under Section 5.3, or Rosenbaum terminates his employment with Corporation for other than Good Reason under Section 5.6, Corporation’s obligations under this Agreement will cease and Rosenbaum will be entitled to that portion of his base salary and employment benefits for which he is qualified as of the date of termination and Rosenbaum will not be entitled to any other compensation or consideration under this Agreement.

6.4 Automobile. Upon Rosenbaum’s termination of employment for any reason, Rosenbaum will surrender possession to Corporation of any automobile then leased by Corporation for his use and Rosenbaum will have no liability for any payments due or which may become due under such lease.

6.5 Compliance with IRS Section 409A. To the extent required by Section 409A of the Internal Revenue Code, and the regulations promulgated thereunder, payment of severance benefits to Rosenbaum under any provision of Section 6 of this Agreement will not be paid or commenced until the expiration of six months following the date of termination of Rosenbaum’s employment with Corporation. If monthly payments are deferred pursuant to this Section, all such deferred amounts will be paid in a lump sum on the expiration of the six-month period.

6.6 Excess Parachute Payments.

6.6.1 Reduction. In the event that any portion of the payments and benefits payable to Rosenbaum under Section 6.3.1 would constitute an “excess parachute payment” within the meaning of IRC § 280G(b) that is subject to the excise tax imposed on so-called excess parachute payments pursuant to IRC §4999 (an “Excise Tax”), the severance otherwise payable under Section 6.3.1 will be reduced to the extent necessary to avoid such Excise Tax if, and only if, such reduction would result in a larger after-tax benefit to Rosenbaum, taking into account all applicable federal, state, and local income and excise taxes, until either (i) no portion of the severance payments is subject to such Excise Tax or (ii) the payments are reduced to zero.

6.6.2 Application. For purposes of this Section 6.6:

(a) No portion of any severance or other compensation, the receipt or enjoyment of which Rosenbaum has effectively waived in writing prior to the date of payment of any post-termination compensation, will be taken into account;

(b) No portion of any severance or other compensation will be taken into account which, in the opinion of tax counsel selected by Corporation and reasonably acceptable to Rosenbaum (“Tax Counsel”), does not constitute a “parachute payment” within the meaning of IRC § 280G;

(c) If Rosenbaum and Corporation disagree whether any payment will result in an Excise Tax or whether a reduction in any payments will result in a larger after-tax benefit to Rosenbaum, the matter will be conclusively resolved by an opinion of Tax Counsel;

(d) Rosenbaum agrees to provide Tax Counsel with all financial information necessary to determine the after-tax consequences of payments for purposes of determining whether, or to what extent, such payments are to be reduced pursuant to Section 6.6.1; and

(e) The value of any noncash benefit or any deferred payment or benefit, and whether or not all or a portion of any payment or benefit is a “parachute payment” for purposes of this Section 6.6, will be determined by Corporation’s independent accountants in accordance with the principles of IRC § 280(G)(d)(3) and (4).

EMPLOYMENT AGREEMENT	-6-

6.6.3 Effect on Other Agreements. In the event that any other agreement, plan, or arrangement providing for payments to Rosenbaum (an “Other Agreement”) has a provision that requires a reduction in the payments governed by such Other Agreement to avoid or eliminate an “excess parachute payment” for purposes of IRC § 280G, the reduction in payments pursuant to Section 6.6.1 will be given effect before any reduction in the payments pursuant to the Other Agreement. To the extent possible, Corporation and Rosenbaum agree that reductions in benefits under any plan, program, or arrangement of Corporation will be reduced (only to the extent described in Section 6.6.1) in the following order of priority:

(a) Post-termination payments under this Agreement;

(b) Benefit Plan benefit continuation pursuant to Section 6.3.1; and

(c) The acceleration in the exercisability of any stock option or other stock related award granted by Corporation.

7. REMEDIES

The respective rights and duties of Corporation and Rosenbaum under this Agreement are in addition to, and not in lieu of, those rights and duties afforded to and imposed upon them by law or in equity. Rosenbaum acknowledges that any breach or threatened breach of Section 3 or 4 of this Agreement will cause irreparable harm to Corporation and that any remedy at law would be inadequate to protect the legitimate interests of Corporation. Rosenbaum agrees that Corporation will be entitled to specific performance, or to any other form of injunctive relief to enforce its rights, under Section 3 or 4 of this Agreement without the necessity of showing actual damage or irreparable harm or the posting of any bond or other security. Such remedy will be in addition to any other remedy available to Corporation by law or in equity.

8. SEVERABILITY OF PROVISIONS

The provisions of this Agreement are severable, and if any provision of this Agreement is held invalid, unenforceable, or unreasonable, it will be enforced to the maximum extent permissible, and the remaining provisions of the Agreement will continue in full force and effect.

9. NONWAIVER

Failure of Corporation at any time to require performance of any provision of this Agreement will not limit the right of Corporation to enforce the provision. No provision of this Agreement or breach of this Agreement may be waived by either party except in writing signed by that party. A waiver of any breach of a provision of this Agreement will be construed narrowly and will not be deemed to be a waiver of any succeeding breach of that provision or a waiver of that provision itself or of any other provision.

10. NOTICES

All notices required or permitted under this Agreement must be in writing and will be deemed to have been given if delivered by hand, or mailed by first-class, certified mail, return receipt requested, postage prepaid, to the respective parties as follows (or to such other address as any party may indicate by a notice delivered to the other parties hereto): (i) if to Rosenbaum, to his residence as listed in Corporation’s records, and (ii) if to Corporation, to the address of the principal office of Corporation, at:

One Airport Center

7700 N.E. Ambassador Place

Portland, Oregon 97220

11. ATTORNEY FEES

The prevailing party in any suit, action, arbitration, or appeal filed or held concerning this Agreement will be entitled to reasonable attorneys’ fees. For purposes of this Agreement, “prevailing party” means the party that

EMPLOYMENT AGREEMENT	-7-

prevails (whether affirmatively or by means of a successful defense) with respect to claims having the greatest value or importance as reasonably determined by the court.

12. GOVERNING LAW

This Agreement will be construed in accordance with the laws of the state of Oregon, without regard to any conflicts of laws rules. Any suit or action arising out of or in connection with this Agreement, or any breach of this Agreement, must be brought and maintained in the Circuit Courts of the State of Oregon. The parties hereby irrevocably submit to the jurisdiction of such court for the purpose of such suit or action and hereby expressly and irrevocably waive, to the fullest extent permitted by law, any claim that any such suit or action has been brought in an inconvenient forum.

13. GENERAL TERMS AND CONDITIONS

This Agreement, as amended and restated effective June 15, 2009, constitutes the entire understanding of the parties relating to the employment of Rosenbaum by Corporation, and supersedes and replaces all prior written and oral agreements by and between the parties relating thereto; provided that Corporation and Rosenbaum specifically acknowledge and agree that any award agreements entered into between Corporation and Rosenbaum pursuant to Corporation’s stock-based compensation plans, including without limitation its 2005 Stock Incentive Plan and its Stock Appreciation Rights Plan, are not affected by and exist separate and apart from this Agreement. Rosenbaum acknowledges that he has read and understood all of the provisions of this Agreement, that the restrictions contained in Sections 4 and 5.7 of this Agreement are reasonable and necessary for the protection of Corporation’s business and that Rosenbaum entered into this Agreement in connection with a bona fide advancement of Rosenbaum with Corporation in that Rosenbaum was granted a long-term employment contract. This Agreement will inure to the benefit of any successors or assigns of Corporation. All captions used in this Agreement are intended solely for convenience of reference and will in no way limit any of the provisions of this Agreement.

The parties have executed this Amended and Restated Employment Agreement as of the date stated above.

RENTRAK CORPORATION

/s/ Paul A. Rosenbaum	By	/s/ Judith G. Allen
Paul A. Rosenbaum	Name:	Judith G. Allen
	Title:	Chair, Compensation Committee

EMPLOYMENT AGREEMENT	-8-